Exhibit 10.22
Equity Transfer Agreement
This Equity Transfer Agreement (this “Agreement”) dated December 31, 2009 is entered into by and between the following parties in Shanghai, People’s Republic of China (“PRC”):
Party A: Eastern Well Holdings Limited
Address: 18/F, Siu Ying Commercial Building, 151-155 Queen’s Road Central, Hong Kong
Legal Representative: Kwok Ping Sun                                  Nationality: Hong Kong, PRC
Party B: Easy Victory Holdings Limited
Address: FLAT/RM 2103 FAR EAST CONSORTIUM BLDG 121 DES VOEUX RD CENTRAL, HK
Legal Representative: Joanne Wang                                     Nationality: Australia
Whereas:
(1)	Shanghai Nobo Commerce and Trade Co., Ltd. (the “Target Company”) has a registered capital of RMB10 million;

(2)	Party A owns a 100% ownership interest in the Target Company. Party B wishes to purchase from Party A and Party A wishes to sell to Party B the 100% ownership interest held by Party A in the Target Company at the purchase price set forth herein.
Therefore, after amicable and equal consultation, in respect of the proposed equity transfer of the Target Company, both parties agree as follows:

Section 1	Amount and Price
Party A will transfer to Party B the 100% ownership interest it holds in the Target Company at the price of RMB19 million.

Section 2	Closing
Within 180 days of the date hereof, Party B shall fully pay Party A the transfer price specified in Section 1 above in a lump sum payment.

Within 180 days of the date hereof, Party A shall assist Party B in completing the procedures for approval and registration of the equity transfer contemplated hereunder.

Section 3	Rights and Obligations
Before the proposed equity transfer becomes effective upon approval by the competent authority, Party A shall exclusively have such rights and perform such obligations as set forth in the articles of association of the Target Company. After the proposed transfer becomes effective upon the approval by the competent authority, Party B shall exclusively have such rights and perform such obligations as set forth in the amended articles of association of the Target Company.

Section 4	Representations and Warranties
1.	Party A hereby represents and warrants that:
(1)	it owns the sole legal title to the equity interest to be transferred to Party B as described in Section 1 hereof and it has the full and legitimate right of disposal with respect thereto. Party A guarantees that the transferred equity interest is not subject to any pledge, security and other encumbrance or any third-party claims;

(2)	it has the standing and capability to execute and perform this Agreement and its authorized representative has been granted full and lawful authorization. This Agreement, upon its execution by the parties hereto, shall constitute legal and binding obligations of Party A and shall have legal binding effect upon Party A.
2.	Party B hereby represents and warrants that:

it has the standing and capability to execute and perform this Agreement and its authorized representative has been granted full and lawful authorization. This Agreement, upon its execution by the parties hereto, shall constitute legal and binding obligations of Party B and shall have legal binding effect upon Party B.

Section 5	Liability for Breach
Each party hereto shall fully perform its obligations hereunder. Either party who is in breach of this Agreement shall accept such liability for breach as set forth in this Agreement. The breaching party shall pay liquidated damages to the non-breaching party at the rate of 1% of the transfer price agreed upon herein.

Section 6	Effectiveness and Termination
1.	This Agreement shall take effect upon the execution by both parties and the approval by the competent commerce authority in Shanghai.

2.	This Agreement may terminate if:
(1)	both parties agree in writing upon a termination hereof;

(2)	this Agreement is unable to continue to be performed due to a force majeure event or any reason not attributable to either party hereto; or

(3)	a party hereto is in material breach of this Agreement and as a result the performance and fulfillment of this Agreement has become impracticable as a matter of fact, in which case the non-breaching party shall have the right to terminate this Agreement by giving a written notice to the breaching party.

Section 7	Governing Law and Dispute Resolution
1.	Governing Law. The conclusion, validity, interpretation, performance and dispute resolution regarding this Agreement and its modification, amendment, revocation and termination as well shall be governed by the published PRC laws and regulations.

2.	Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved by the parties through amicable consultation. If no resolution can be achieved through such consultation, either party shall have the right to refer the dispute to the Shanghai Arbitration Commission for arbitration in accordance with its then-in-effect arbitration rules. The arbitration shall be conducted in Chinese. The arbitral award shall be final and legally binding upon both parties.

Section 8	Miscellaneous
This Agreement, written in Chinese, is made in five counterparts and all counterparts shall have equal legal effect. Party A and Party B shall each hold one counterpart and the remaining ones shall be filed with the relevant government authorities.
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[Signature page]
Party A: Eastern Well Holdings Limited (Official Seal)
By: Kwok Ping Sun
Party B: Easy Victory Holdings Limited (Official Seal)
By: Joanne Wang